SALAMON GROUP INC. RETAINS INVESTOR RELATIONS FIRM

Andrew Barwicki Incorporated, Appointed for 3 Months

Las Vegas, NV – April 1, 2009 – Salamon Group Inc. (OTCBB: SLMU), a leading designer of next generation electronic products and systems, today announced that it had retained the services of Andrew Barwicki Incorporated to provide investor relations and public relations services for an initial term of three months.

"We're eager to be able to increase our exposure in the investment community and in the trade and popular media," said John Salamon, president and chief executive officer of Salamon Group Inc. "To date, our company has made great progress in developing a unique product offering and in building its business operations to lay the groundwork for future growth."

Andrew Barwicki is an Investor Relations professional, representing a select group of publicly traded companies to the investment community. Mr. Barwicki has 17+ years experience in finance and marketing. Andrew has worked in numerous industries and represented public companies in various sectors, including entertainment, media, advertising, technology, distribution/logistics, biotech/pharmaceutical, energy/oil drilling and financial services.

"Salamon's story is intriguing in that he has a product offering unlike anything we've ever seen. We're looking forward to telling his story and in helping to raise the company's visibility within both its industry and the investment community," said Andrew Barwicki, president of Andrew Barwicki Incorporated. "We're honored that Salamon has placed its faith in our firm to help in that regard."

About Salamon Group Inc. (www.salamongroup.com)

Salamon Group, Inc. is an inventor and designer of a variety of next generation electronic products. The Company is based in Las Vegas, NV, with an international office in Vancouver Canada. The Company holds four patents pending. Salamon Group trades on the OTCBB under the symbol SLMU.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Such statements are indicated by words or phrases such as "believe," "will," "breakthrough," "significant," "indicated," "feel," "foresee," "revolutionary," "should," "ideal," "extremely," and "excited." These statements are made under "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Salamon Group's filings with the Securities and Exchange Commission, including, without limitation, SLMU's recent Form 10-KSB and Form 10-QSB, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Contact:

CEO:	Investor Relations:
John Salamon: 1-702-241-0145	Andrew Barwicki: 1-516-662-9461